Exhibit 99.1
P.O. Box 4323
Houston, TX 77210
(713) 381-6500
ENTERPRISE GP HOLDINGS ELECTS
WAYCASTER TO BOARD OF DIRECTORS
     Houston, Texas (August 2, 2010) – Enterprise GP Holdings L.P., (NYSE: EPE) today announced that B.W. “Bill” Waycaster has been elected to the board of directors of its general partner, EPE Holdings, LLC (“EPE GP”), effective August 2, 2010. His duties as director will include serving as a member of the board’s Audit, Conflicts and Governance Committee. With the election of Mr. Waycaster, the EPE GP board now consists of eight directors, including four independent directors and two directors that hold executive officer positions.
     Since retiring in 2003, Mr. Waycaster has served as a principal manager of family investments. Prior to retiring, he served as president and chief executive officer of Texas Petrochemicals LLC from 1992 to April of 2003. During a career with the Dow Chemical Company that spanned 27 years, he held numerous executive and managerial positions, including vice president of Business and Asset Management. In that role he oversaw a $5-billion operation that included basic petrochemicals, energy and feedstock supply, sales and marketing, product storage and distribution, supply chain management, and strategic planning.
     “With more than 40 years of experience in the hydrocarbon processing industry and vast knowledge of the petrochemical and refining sectors, we are very fortunate to have Bill as a member of the Enterprise team and confident he will make a strong contribution to the continued success of the organization,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings.
     Mr. Waycaster is a past board member of numerous professional and industry organizations, and contributes much of his time and energy in support of various charitable causes in the Houston area. He holds a Bachelor of Science degree from

Mississippi State University and currently lives in Montgomery, Texas with his wife of 51 years.
     Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships and it owns the general partner of, and limited partner interests in, Enterprise Products Partners L.P. (NYSE: EPD). It also owns a non-controlling interest in the general partner of, and limited partner interests in, Energy Transfer Equity, L.P. Additional information is available at www.enterprisegp.com.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 Rick Rainey, Media Relations (713) 381-3635
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